RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

1.800.541.2251

Indexed Account Endorsement

This endorsement is made a part of the policy to which it is attached. It changes certain terms of the policy and allows You to allocate Your net premiums or transfer amounts of the policy to one or more Indexed Accounts that earn interest based on the change in the value of a designated index(es). While the interest earned in an Indexed Account is affected by an external index(es), the policy does not directly invest in any index.

The Fixed Account, Policy Value, Pro-Rata Basis and Subaccounts definitions in the DEFINITIONS section of Your policy are hereby deleted in their entireties and replaced with the following:

Fixed Account

The portion of the Policy Value that earns interest at a fixed rate not less than the guaranteed interest rate as shown in the Interest and Loan Information section under Policy Data.

Policy Value

The Fixed Account Value plus the Variable Account Value plus the values of the Indexed Account(s).

Pro-Rata Basis

Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportional to the value (minus any Indebtedness in the Fixed Account) that each bears to the total Policy Value minus Indebtedness and the values of the Indexed Accounts.

Subaccounts

Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or fund.

The following definitions are hereby added to the DEFINITIONS section of Your policy:

Indexed Account

The portion of the Policy Value that earns interest based on a change in the value of designated index(es). An Indexed Account includes a corresponding interim account and multiple segments. The interim account temporarily holds, subject to the provisions of this policy, Net Premiums, loan repayments and other amounts You request to be allocated or transferred to its corresponding Indexed Account. The interim account earns interest at a fixed rate not less than the Fixed Account guaranteed interest rate shown in the Interest and Loan Information section under Policy Data. Subject to the provisions of this policy, We will transfer the value of the interim account to a new segment on the sweep date. A segment earns interest based on the change in the value of an index(es).

The available Indexed Accounts are shown in the Indexed Account Information section under Policy Data.

Systematic Distribution Program

A Systematic Distribution Program means a series of prescheduled withdrawals of a portion of the policy’s cash surrender value through policy loans and partial surrenders while an insured is living and the policy is in force. The withdrawals will be payable to You and have a defined start date, and either a defined end date or continuation until Written Request to terminate the arrangement is received by Us. You may request participation in a Systematic Distribution Program by Written Request, or other requests acceptable to Us. We reserve the right to discontinue such a program at any time.

112477	Page 1	8/16

The first paragraph of the Entire Contract provision in the THE INSURANCE CONTRACT section of Your policy is hereby deleted in its entirety and replaced with the following:

Entire Contract

The entire contract between You and Us is as stated in this policy, Your attached application, and any attached supplemental applications, amendments, endorsements and riders.

The Premium Processing provision in the PREMIUMS section of Your policy is hereby deleted in its entirety and replaced with the following:

Premium Processing

The Net Premium is allocated to the Fixed Account, the Indexed Accounts and the Subaccounts according to Your premium allocation percentages in effect. You may choose any whole percentage for the Fixed Account, each Indexed Account, and each Subaccount from 0% to 100%. The sum of Your premium allocation percentages must equal 100%. You may change the premium allocation percentages at any time by Written Request or other requests acceptable to Us.

Net Premiums received before the Policy Date will initially be allocated to the Fixed Account. On the Policy Date, the Policy Value will be transferred to the Indexed Accounts, Subaccounts or remain in the Fixed Account in accordance with Your premium allocation percentages. For any premium received on or after the Policy Date, the Net Premium will be allocated in accordance with Your premium allocation percentages in effect.

Premiums allocated to an Indexed Account are first placed in the interim account that corresponds to the Indexed Account selected. Subject to the provisions of this policy, We will transfer the interim account value to a new segment of the Indexed Account on the next sweep date. See the Indexed Accounts section for details.

Once payment of benefits begin for any rider paying benefits due to chronic or terminal illness, the premium allocation percentages will be set to allocate all amounts to the Fixed Account. The premium allocation percentages cannot be changed while on claim. Upon expiry of the claim, You may change the premium allocation percentages by Written Request or other requests acceptable to Us.

On the Insured’s Attained Insurance Age 119 Anniversary, the premium allocation percentages will be set to allocate all premium and loan repayments to the Fixed Account, and may not be changed.

The Reinstatement provision in the PREMIUMS section of Your policy is hereby amended to include the following paragraph at the end of the provision:

Reinstatement

The Net Premium paid upon reinstatement will be allocated to the Fixed Account, the Indexed Accounts and the Subaccounts

according to Your premium allocation percentages in effect at the time of lapse.

112477	Page 2	8/16

The Policy Value, Fixed Account Value and Variable Account Value provisions in the POLICY VALUES section of Your policy are hereby deleted in their entireties and replaced with the following:

Policy Value

On a given date, the Policy Value equals the Fixed Account Value plus the Variable Account value plus the values of the indexed Account(s).

Fixed Account Value

On the Policy Date, the Fixed Account value equals:

1.	the portion of the initial Net Premiums allocated to the Fixed Account, plus any interest credited on such portion before the Policy Date; minus

2.	the portion of the monthly deduction taken from the Fixed Account for the first policy month.

On any subsequent date, the Fixed Account value will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f) + (g) - (h) - (i) - (j)

where:

(a)	is the Fixed Account value as of the prior day;

(b)	is interest earned on (a) above since the prior day;

(c)	is the portion of Net Premiums allocated to the Fixed Account and received since the prior day;

(d)	the amount of any transfers from the Subaccounts to the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, since the prior day;

(e)	is the amount of any transfers from the Indexed Accounts to the Fixed Account due to loans taken or interest charged on Indebtedness since the prior day;

(f)	is the portion of segment maturity values of any Indexed Account reallocated to the Fixed Account since the prior day;

(g)	is any applicable policy value credit allocated to the Fixed Account since the prior day;

(h)	is the amount of any transfers from the Fixed Account, including loan repayment transfers, to any Subaccounts or Indexed Accounts since the prior day;

(i)	is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the prior day; and

(j)	if the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts.

On the Policy Date, the value of each Subaccount equals:

1.	the portion of the initial Net Premiums allocated to the Subaccount, plus any fixed interest credited on such portion before the Policy Date; minus

2.	the portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each Subaccount is calculated as:

(a) + (b) + (c) + (d) + (e) - (f) - (g) - (h)

where:

(a)	is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;

(b)	is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c)	is the amount of any transfers from other Subaccounts or the Fixed Account, including loan repayment transfers, to the Subaccount during the current Valuation Period;

(d)	is the portion of segment maturity values of any Indexed Account reallocated to the Subaccounts during the current Valuation Period;

(e)	is any applicable policy value credit allocated to the Subaccount during the current Valuation Period;

(f)	is the amount of any transfers from the Subaccount to other Subaccounts, any Indexed Account, or the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, during the current Valuation Period;

(g)	is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(h)	is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

112477	Page 3	8/16

The following provisions are hereby added to the POLICY VALUES section of Your policy:

Indexed Account Value

On the Policy Date, the value of an Indexed Account equals:

1.	the portion of the initial Net Premiums allocated to the Indexed Account, plus any fixed interest credited on such portion before the Policy Date; minus

2.	the portion of the monthly deduction taken from the Indexed Account for the first policy month.

These amounts will be applied and remain in the interim account until the next sweep date, subject to the provisions of this policy.

On any subsequent date, the value of an Indexed Account equals the value of the interim account plus the sum of the segment values.

Interim Account Value

On the start date of a new segment of an Indexed Account, the value of the corresponding interim account equals zero.

On any subsequent date, the value of the interim account will be calculated as:

(a) + (b) + (c) + (d) + (e) - (f) - (g) - (h)

where:

(a)	is the interim account value as of the prior day;

(b)	is interest earned on (a) above since the prior day;

(c)	is the portion of Net Premiums allocated to the corresponding Indexed Account and received since the prior day;

(d)	is the portion of segment maturity values of any Indexed Account reallocated to the Indexed Account since the prior day;

(e)	is the amount of any transfers from the Fixed Account and Subaccounts to the Indexed Account, including loan repayment transfers, since the prior day;

(f)	is the amount of any transfers from the interim account to the Fixed Account due to loans taken or interest charged on Indebtedness since the prior day;
(g)	is the amount of any partial surrender and partial surrender fees taken from the interim account since the prior day; and

(h)	if the date is a Monthly Date, the portion of the monthly deduction taken from the interim account.

Segment Value

The value of a segment on the segment start date equals the amount transferred to the segment from the interim account on the sweep date, plus any amounts reallocated to the Indexed Account from any segment maturing on the same date.

On any subsequent date, the segment value will be calculated as:

(a) + (b) + (c) - (d) - (e) - (f)

where:

(a)	is the segment value as of the prior day:

(b)	is the amount of any segment guaranteed interest earned on (a) above since the prior day;

(c)	is any indexed interest credited since the prior day;

(d)	is the amount of any transfers from the segment to the Fixed Account due to loans taken or interest charged on Indebtedness since the prior day;

(e)	is the amount of any partial surrender and partial surrender fees taken from the segment since the prior day; and

(f)	if the date is a Monthly Date, is the amount of any monthly deduction taken from the segment.

Segment Guaranteed Interest

We will credit interest according to the segment guaranteed interest crediting frequency shown in the Indexed Account Information section under Policy Data to each segment from the segment start date to segment maturity. The interest is credited at an annual rate equal to the segment guaranteed annual interest rate shown in the Indexed Account Information section under Policy Data. The amount of such interest is called the segment guaranteed interest. Segment guaranteed interest is nonforfeitable, except indirectly due to any applicable surrender charges.

112477	Page 4	8/16

Indexed Interest

Indexed interest, as described in the Indexed Account Information section under Policy Data will be credited to a segment at the end of each indexed interest period. An indexed interest period starts at the later of:

1.	the segment start date; or

2.	the end of the previous indexed interest period.

The end of an indexed interest period will be the same day of the month as the start of the indexed interest period.

Indexed interest will be credited at the end of an indexed interest period only if this policy has been continuously In Force during this period. Unless specified in the Indexed Account Information under Policy Data, no indexed interest will be credited as a result of policy Termination occurring prior to the end of the indexed interest period.

Indexed interest credited is nonforfeitable, except indirectly due to any applicable surrender charges.

The Monthly Deduction provision in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Monthly Deduction

A monthly deduction is made on each Monthly Date prior to the Insured’s Attained Insurance Age 120 Anniversary for the policy fee, administrative charge, cost of insurance, mortality and expense risk charge, indexed account charge, and cost of any riders for the policy month following such Monthly Date.

The monthly deduction for a policy month will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f)

where:

(a)	is the policy fee;

(b)	is the administrative charge;

(c)	is the cost of insurance for the policy month;

(d)	is the mortality and expense risk charge;

(e)	is the indexed account charge; and

(f)	is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the Fixed Account, minus any Indebtedness, and Subaccounts until exhausted. The monthly deduction will be taken from the Fixed Account and the Subaccounts according to the monthly deduction allocation percentages in effect for this policy. You may choose any whole percentages for the Fixed Account and each Subaccount from 0% to 100%. By Written Request or other requests acceptable to Us, You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

If You do not specify the monthly deduction allocation percentages for the Fixed Account and each Subaccount, or if the value in the Fixed Account or in any Subaccount is insufficient to pay the portion of the monthly deduction so allocated; the monthly deduction will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

When the Fixed Account, minus any Indebtedness, and the Subaccounts are exhausted, the monthly deduction will be taken from the Indexed Accounts. Refer to the Order of Deductions from the Indexed Accounts provision of this endorsement for additional information on the order that the monthly deduction will be deducted from the interim accounts and segments of the Indexed Accounts.

112477	Page 5	8/16

The following provisions are hereby added to the POLICY VALUES section of Your policy:

Indexed Account Charge

There is an indexed account charge deducted each month prior to the Insured’s Attained Age 120 Anniversary. The monthly indexed account charge is the sum of the charge for each Indexed Account which equals the guaranteed indexed account charge for that Indexed Account, as shown in the Indexed Account Information section under Policy Data, multiplied by the sum of the segment values of the corresponding Indexed Account as of that Monthly Date.

We reserve the right to change the indexed account charge based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed indexed account charge shown in the Indexed Account Information section under Policy Data.

Order of Deductions from the Indexed Accounts

Any deductions from the Policy Value will be taken from the Fixed Account, minus any Indebtedness, and Subaccounts until exhausted.

When the Fixed Account, minus any Indebtedness, and the Subaccounts are exhausted, the deductions will be taken from the following:

1.	the interim accounts, proportionally based on the interim account values until exhausted;

2.	the segments of the Indexed Accounts starting with the most recently opened segment(s), then from the next most recently opened segments, and will continue in this manner until the amount required to satisfy the deduction has been met. For multiple Indexed Account segments with the same start date, the deduction will be taken proportionally out of those segments based on the values in those segments.

Such deductions include monthly deductions, partial surrenders, partial surrender fees, loans, any interest charged on Indebtedness and any other adjustments to the Policy Value as a result of exercising a policy provision or rider.

Interest Rate Used to Determine the Fixed Account and Interim Account Values

The interest rate applied in the calculation of value of the Fixed Account and interim accounts is the guaranteed interest rate shown in the Interest and Loan Information section under Policy Data. Interest in excess of the guaranteed rate may be applied in the calculation of these values. Excess interest rates used for the Fixed Account and interim accounts may be different. Any change in excess interest rates will be determined by Us based on Our expectations as to future investment earnings.

Interest in excess of the guaranteed interest rate shown in the Interest and Loan Information section under Policy Data will not be applied to the portion of the Policy Value which equals any Indebtedness due Us. Interest in excess of the guaranteed interest rate is nonforfeitable, except indirectly due to any applicable surrender charge.

The Rules for a Partial Surrender provision in the POLICY SURRENDER section of Your policy is hereby deleted in its entirety and replaced with the following:

Rules for a Partial Surrender

The following rules shall apply to any partial surrender:

1.	partial surrenders may not be made in the first policy year;

2.	the minimum amount that may be surrendered is $500;

3.	the partial surrender amount cannot exceed 90% of the full cash surrender value;
4.	partial surrenders may not be made if the death benefit that remains In Force is less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline a request for a partial surrender that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

112477	Page 6	8/16

You can specify the percentages for the allocation of the partial surrender from the Fixed Account and each Subaccount. If You do not specify the percentages for allocation of the partial surrender from the Fixed Account and each Subaccount, the surrender will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis. When the Fixed Account, minus any Indebtedness, and

Subaccounts are exhausted, the partial surrender will be made from the Indexed Accounts. Refer to the Order of Deductions from the Indexed Accounts provision of this endorsement for additional information on the order that any partial surrender will be made from the interim accounts and segments of the Indexed Accounts.

The last two paragraphs of the Payment of Surrender in the POLICY SURRENDER section of Your policy are hereby deleted in their entirety and replaced with the following:

For any surrender request from the Fixed Account or Indexed Accounts, We reserve the right to postpone the payment for up to 6 months. If We postpone payment more than 10 days after We receive the documentation necessary to complete the surrender, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A—Interest Payments in the PAYMENT OF POLICY PROCEEDS section of this policy. However, no interest will be paid if the amount of interest is less than $25.

The Borrowing Money on this Policy provision in the POLICY LOANS section of Your policy is hereby deleted in its entirety and replaced with the following:

Borrowing Money on this Policy

By Written Request or other requests acceptable to Us, You may obtain a loan from Us whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. We will pay interest on the Policy Value loaned at the guaranteed interest rate shown in the Interest and Loan Information section under Policy Data.

Various provisions of this policy may be affected by loans, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

If you do not specify the percentages for allocation of the loan from the Fixed Account and each Subaccount, the loan will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the loan will be taken from the Indexed Accounts. Refer to the Order of Deductions from the Indexed Accounts provision of this endorsement for additional information on the order that any loans will be taken from the interim accounts and segments of the Indexed Accounts.

The amount of any loan and loan interest taken from the Subaccounts or Indexed Accounts will be transferred from the Subaccounts or Indexed Accounts to the Fixed Account.

112477	Page 7	8/16

The Interest Rate for a Policy Loan provision in the POLICY LOANS section of Your policy is hereby deleted in its entirety and replaced with the following:

Interest Rate for a Policy Loan

Loan interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan.

The additional loan interest will be taken from the Fixed Account and Subaccounts on a Pro-Rata Basis. When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the additional loan interest will be taken from the Indexed Accounts. Refer to the Order of Deductions from the

Indexed Accounts provision of this endorsement for additional information on the order that any loan interest will be taken from the interim accounts and segments of the Indexed Accounts.

We reserve the right to change the loan interest rate based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed loan interest rate shown in the Interest and Loan Information section under Policy Data. Any change in the loan interest rate will apply to all policies of the same class and duration.

The Investments of the Subaccounts provision in the SUBACCOUNTS section of Your policy is hereby deleted in its entirety and replaced with the following:

Investments of the Subaccounts

Net Premiums and transfers will be allocated as You specify. Each Subaccount will buy the investment according to the premium allocation percentages in effect for this policy.

The Change of the Investments of the Subaccounts provision in the SUBACCOUNTS section of Your policy is hereby deleted in its entirety and replaced with the following:

Change of Investments of the Subaccounts

The investments of the Subaccounts would be changed only if laws or regulations change, the investment became unavailable, or in Our judgment, the investments were no longer suitable for the Subaccounts. If any of these situations occurred, We would have the right to substitute the investments of the Subaccounts. When required, We would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

The provisions titled Transfers Among the Subaccounts and the Fixed Account and the Subaccount Transfer at the Insured’s Attained Insurance Age 120 Anniversary in the SUBACCOUNTS section of Your policy are hereby deleted in their entireties.

112477	Page 8	8/16

The following new section is hereby added to Your policy immediately following the SUBACCOUNTS section of Your Policy.

INDEXED ACCOUNTS

Indexed Account Overview

You may allocate all or a portion of Your Policy Value to one or more Indexed Accounts, for which interest will be credited based on the change in the final value of the designated index(es). The Indexed Accounts available on the Policy Date, as well as how indexed interest is calculated, are shown in the Indexed Account Information section under Policy Data. We may add or discontinue Indexed Accounts.

Discontinuance of Indexed Accounts by Us

We reserve the right to stop offering one or more Indexed Accounts. At that time the following will occur:

1.	the premium allocation percentage in effect for any discontinued Indexed Account will be changed to allocate that percentage to the Fixed Account;

2.	any Indexed Account with a segment reallocation percentage allocated to the discontinued Indexed Account will be changed to allocate that percentage to the Fixed Account; and

3.	no transfers will be allowed to discontinued Indexed Accounts.

The decision to discontinue an Indexed Account will be determined by Us based on Our expectations of persistency, utilization, expenses, and/or federal and state tax assumptions.

We may also discontinue an Indexed Account if We determine in Our sole discretion that the Indexed Account may be subject to registration under the Securities Act of 1933. At that time, no premiums or transfers will be allowed to the Indexed Account and segment maturity values will be reallocated to the Fixed Account.

Substitution of an Index

We may substitute a comparable index subject to any approval necessary by the state in which this policy is delivered if:

1.	an index is discontinued;

2.	the calculation of the index is changed substantially; or

3.	at Our sole discretion We determine that an index should no longer be used.

If an index is discontinued or substantially changed, We may mature segments early. We will calculate the indexed interest by multiplying the average segment value as of that date by the indexed interest rate. The calculation of the indexed interest rate will be adjusted as follows:

1.	it will use an adjusted index change rate that reflects the most recently available final value of the index before it was discontinued or substantially changed;

2.	it will use an adjusted segment growth cap and segment floor. The adjusted amounts will be equal to:

(a) x (b)/(c)

where:

a.	is the value set at the beginning of the segment term;

b.	is the number of full months since the end of the last indexed interest period; and

c.	is the number of months in the indexed interest period.

If we mature a segment early, We will notify You as soon as reasonably practicable.

If We substitute a comparable index at Our discretion, the new index will only apply to new segments.

However, before a substitute index is used, We will notify You and any assignee of record of the substitution.

If no such comparable index is approved or it would not be prudent to substitute such an index, We reserve the right to stop offering the Indexed Account, in which case the value of the discontinued Indexed Account will be transferred to the Fixed Account.

112477	Page 9	8/16

Segment Overview

Segment and Segment Start Date

A segment is the portion of an Indexed Account that is associated with a particular segment start date. A new segment will be created as a result of:

1.	a transfer from the interim account on a sweep date, or

2.	the reallocation of segment maturity value to the Indexed Account from any segment of any Indexed Account maturing on the same date.

However, if the sum of these values for an individual Indexed Account, excluding interest in the interim account, is less than the minimum transfer amount, as shown in the Indexed Account Information section under Policy Data:

1.	a new segment of that Indexed Account will not be created; and

2.	the transfer from the interim account of that Indexed Account will not occur; and

3.	the reallocation of any segment maturity value to the Indexed Account will be transferred to the corresponding interim account.

The date on which amounts are transferred or reallocated to the Indexed Account is referred to as the segment start date. Segment months, segment years, and segment terms are all measured from this date.

A segment will continue until the end of the segment term, which is referred to as the segment maturity date.

Segment Term

A segment term is the length of time a segment is open. Each segment begins on its segment start date and ends on its segment maturity date, which is determined by the segment term. The segment term for each Indexed Account is shown in the Indexed Account Information section under Policy Data.

Segment Maturity

Segment maturity is the last day of a segment term.

At segment maturity, the following happens:

1.	indexed interest is calculated as described in the Indexed Account Information section under Policy Data and credited to the segment resulting in the segment maturity value;

2.	the segment maturity value is reallocated to the Fixed Account, any available Indexed Account(s), and Subaccounts according to the segment reallocation percentages in effect;

3.	the maturing segment ends.

Each available Indexed Account will have a segment reallocation percentage. For the segment reallocation percentage, You may choose any whole percentage for each account from 0% to 100%. The sum of Your segment reallocation percentages must equal 100%. You may change the segment reallocation percentages at any time by Written Request or other requests acceptable to Us. Subject to the segment cut-off date, any change to the segment reallocation percentages will be effective for all segments of an Indexed Account maturing after Our receipt of the request.

We reserve the right to restrict the ability to reallocate all or part of the segment maturity value to the Subaccounts and/or Fixed Account based on Our expectations of persistency, utilization, expenses and/or future investment earnings.

In the absence of any instructions from You, the segment maturity value will be reallocated to the same Indexed Account, if available. If the Indexed Account is not available, the segment maturity value will be reallocated to the Fixed Account.

Once payment of benefits begin for any rider paying benefits due to chronic or terminal illness, the segment reallocation percentages will be set to allocate all amounts to the Fixed Account. The segment reallocation percentages cannot be changed while on claim. Upon expiry of the claim, We must receive written instructions from You in order to change the segment reallocation percentages.

On the Insured’s Attained Insurance Age 119 Anniversary, segment reallocation percentages will be set to allocate any segment maturity value to the Fixed Account, and may not be changed.

112477	Page 10	8/16

Sweep Dates

Sweep dates are the dates on which amounts in the interim account are transferred into a new segment of the corresponding Indexed Account. The initial sweep dates as of the issue date are shown in the Indexed Account Information section under Policy Data. We reserve the right to change the day and frequency of the sweep dates. However, sweep dates will not occur less frequently than once per calendar quarter.

Segment Cut-off Date

A segment cut-off date is the date by which We must receive the following instructions in order for those items to be effective on a sweep date:

1.	instructions for changes to the premium allocation percentages;

2.	instructions for changes to the segment reallocation percentages at segment maturity.

Net Premiums, loan repayments, and transfers must be received by the close of business of any given segment cut-off date to be eligible for transfer on the sweep date. Net Premiums, loan repayments, and transfers received between the segment cut-off date and sweep date will remain in the interim account and may be transferred to a new segment on the next sweep date, subject to the provisions of this policy.

Transfer Restriction Period

A transfer restriction period is a 12-month period of time which begins on any date there is loan or withdrawal that is not part of a Systematic Distribution Program from any Indexed Account including the interim accounts. Any deduction from the Indexed Accounts due solely to an increase in Indebtedness from interest charged on a loan will not trigger the start of a transfer restriction period.

During this period the following restrictions apply:

1.	no transfers from the Fixed Account or Subaccounts to any Indexed Account will be allowed; and

2.	Indexed Account premium allocation percentages will change to allocate all premium and loan repayments to the Fixed Account.

At any time, You may call and inquire as to whether a loan or withdrawal will result in the policy entering a transfer restriction period. This inquiry does not guarantee the policy will not enter a transfer restriction period due to a decrease in policy value from the time of the inquiry to the date of the transaction as a result of other deductions being taken from the policy or a decline in unit values of the Subaccounts.

At the time You request a loan or withdrawal, We will also disclose the possibility of entering a transfer restriction period. The disclosure will include an explanation of the transfer restriction period including when it will begin and end.

The transfer restriction period will be applied in a uniform and non-discriminatory manner.

We reserve the right to shorten or eliminate the transfer restriction period. We will exercise this right in a uniform and non-discriminatory manner.

Upon expiry of the transfer restriction period, We must receive Your Written Request or other requests acceptable to Us in order to transfer any amount in the Fixed Account or Subaccounts to any Indexed Account or to change the premium allocation percentage.

112477	Page 11	8/16

The following new section is hereby added to Your policy immediately following the INDEXED ACCOUNT section of this endorsement.

TRANSFERS OF VALUE AMONG ACCOUNTS

Transfers from the Subaccounts

By Written Request or other requests acceptable to Us, You may transfer all or part of the value of a Subaccount to one or more of the other Subaccounts, one or more of the Indexed Accounts or to the Fixed Account. The amount transferred, however, must be at least: (1) $250; or (2) the total value of the Subaccount, if less. We reserve the right to limit such transfers to five per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered. The amount of any such transfer to an Indexed Account will be allocated to the corresponding interim account on the date it is received.

Transfers from the Fixed Account to the Subaccounts

By Written Request or other requests acceptable to Us, You may also transfer value from the Fixed Account to the Subaccounts once a year, but only on the Policy Anniversary or within 30 days after such Policy Anniversary. If You make this transfer, You cannot transfer from the Subaccounts back into the Fixed Account until the next Policy Anniversary. If We receive Your Written Request within 30 days before the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the Policy Anniversary date. If We receive Your Written Request within 30 days after the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the date We receive the request. The minimum transfer amount is $250 or the Fixed Account value minus Indebtedness, if less. The maximum transfer amount is the Fixed Account Value, minus Indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

Transfers from the Fixed Account to one or more of the Indexed Accounts

By Written Request or other request acceptable to Us, You may also transfer from the Fixed Account to one or more of the Indexed Accounts. The maximum amount that may be transferred is the Fixed Account value minus any Indebtedness minus the value of a transfer to one or more of the Subaccounts occurring on the same day. The amount of any such transfer to an Indexed Accounts will be allocated to the corresponding interim account on the date it is received.

Automated Transfers

Automated transfers are also allowed. By an automated transfer arrangement, You may transfer:

(1)	all or part of the value of a Subaccount to one or more of the other Subaccounts, one or more of the Indexed Accounts and/or to the Fixed Account; or

(2)	all or part of the Fixed Account Value, minus Indebtedness, to one or more of the Subaccounts and/or to one or more of the Indexed Accounts.

Only one automated transfer arrangement can be in effect at any time. The arrangement may transfer value to multiple accounts including the Fixed Account, Subaccounts and/or Indexed Accounts. Either the Fixed Account or one or multiple Subaccounts can be used as the source of funds of any automated transfer. The Indexed Accounts may not be used as the source of funds of any transfer.

The minimum transfer amount is $50. No automated transfer that includes transfers from the Fixed Account to a Subaccount can be set up that, if continued, would deplete the Fixed Account within 12 months. There is no such restriction on automated transfers that transfer value from the Fixed Account to one or more of the Indexed Accounts only.

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Transfers Not Allowed

Transfers of value are not allowed for the following conditions:

1.	from an Indexed Account segment prior to segment maturity, except transfers due to policy loans taken or interest charged on Indebtedness;

2.	from the Fixed Account or any Subaccount to any Indexed Account once payment of benefits begin for any rider paying benefits due to chronic or terminal illness;

3.	from the Fixed Account or any Subaccount to any Indexed Account when the policy is in a transfer restriction period. See the transfer restriction period provision in the Indexed Account(s) section of this endorsement for additional information;
4.	from the Fixed Account to any Subaccount or Indexed Account after the Insured’s Attained Insurance Age 120 Anniversary.

Transfers at the Insured’s Attained Insurance Age 120 Anniversary

On the Insured’s Attained Insurance Age 120 Anniversary, any policy value in the Subaccounts will be transferred to the Fixed Account and may not be transferred to any of the Indexed Accounts.

This endorsement is issued as of the policy date of this policy.

RiverSource Life Insurance Co. of New York

Secretary

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INDEX
Definitions	Important words and meanings / Page 1

Insurance Contract	Entire Contract / Page 2

Premiums	Premium Processing; Reinstatement / Page 2

Policy Values	Policy Values; Fixed Account Value; Variable Account Value; Indexed Account Value; Segment Guaranteed Interest; Indexed Interest; Monthly Deduction; Indexed Account Charge; Order of Deductions from the Indexed Accounts; Interest Rate Used to Determine the Fixed Account and Interim Account Values / Page 3

Policy Surrender	Rules for a Partial Surrender; Payment of Surrender / Page 6

Policy Loans	Borrowing Money on this Policy; Interest Rate for a Policy Loan / Page 7

Subaccounts	Investments of the Subaccounts; Change of Investments of the Subaccounts; Transfers Among the Subaccounts and the Fixed Account; Subaccount Transfer at the Insured’s Attained Insurance Age 120 Anniversary / Page 8

Indexed Accounts	Indexed Account Overview; Discontinuance of Indexed Accounts by Us; Substitution of an Index; Segment Overview; Sweep Dates; Segment Cut-off Date; Transfer Restriction Period / Page 9

Transfer of Value Among Accounts	Transfers from the Subaccounts; Transfers from the Fixed Account to the Subaccounts; Transfers from the Fixed Account to one or more of the Indexed Accounts; Automated Transfers; Transfers Not Allowed; Transfers at the Insured’s Attained Insurance Age 120 Anniversary / Page 12

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Policy Data

Indexed Account Information

Indexed Account Name:	S&P 500 index 1-year point-to-point

Index Detail:	Index Name	Index Weight

	S&P 500 index	100%

Segment Term:	1 Year

Indexed Interest Period:	1 Year

Segment Guaranteed Interest Crediting Frequency	Annually

Segment Guaranteed Annual Interest Rate:	0%

Cumulative Guaranteed Indexed Interest Rate:	0%

Guaranteed Minimum Participation Rate:	100%

Guaranteed Minimum Segment Growth Cap:	3%

Guaranteed Minimum Segment Floor:	0%

Guaranteed Indexed Account Charge:	0.05%

Sweep Dates:	The 20th day of each calendar month

Segment Cut-off Date:	1 business day before the Sweep Date

Minimum Transfer Amount:	$25

The following describes the method used in calculating the indexed interest for each segment of this Indexed Account. Also, see Indexed Accounts section of Your policy.

Indexed Interest

At the end of each indexed interest period, indexed interest will be credited to the segment and is equal to the average segment value multiplied by the indexed interest rate.

Average Segment Value

For a given segment, the average segment value used in the calculation of Indexed Interest is the average of the values at the end of each segment month over the indexed interest period. A segment month ends on the same day each month as the segment start date.

Indexed Interest Rate

The indexed interest rate reflects any growth in the value of the index, subject to the segment growth cap and segment floor. The indexed interest rate is equal to the lesser of (a x b) - d or (c - d), but will never be less than (e), where:

a)	is the index growth rate for the indexed interest period and is determined by adding together, for all indexes shown above, the results obtained by multiplying each index change rate (calculated as described below) by its index weight shown above. The index change rate is calculated as (B divided by A) minus 1, where:

A = the final value of the index as of the day before the beginning of the indexed interest period; and

B = the final value of the index as of the day before the end of the indexed interest period;

The final value of an Index used in calculating the index change rate is the value determined by that Index’s provider as the Index’s final value on a business day. A business day is a day on which the New York Stock Exchange is open for business. If We need to determine the final value on any day that is not a business day, We will use the final value for the next business day following that day. If no final value is determined for any Index as of a business day, We will use the final value for the most recent preceding business day for which a final value was determined for that index.

The index change rate does not include gains in the index that come from dividends.

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b)	is the segment participation rate, which is the percentage of the index growth rate that is used to calculate the indexed interest;

c)	is the segment growth cap, which is the maximum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate;

d)	is the cumulative guaranteed indexed interest rate which is the segment guaranteed annual interest rate compounded annually for the number of years of the indexed interest period;

e)	is the segment floor, which is the minimum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate.

We will set the index weights, segment participation rate, segment growth cap, and segment floor for a new segment on the segment start date, subject to any guaranteed minimum amounts shown above. We guarantee that no index weight will ever be less than 10% and the sum of index weights will always equal 100%. Once these amounts are set by Us, they will not be changed during the segment term.

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Indexed Account Information

Indexed Account Name:	S&P 500 index 2-year point-to-point

Index Detail:	Index Name	Index Weight

	S&P 500 index	100%

Segment Term:	2 Year

Indexed Interest Period:	2 Year

Segment Guaranteed Interest Crediting Frequency	Annually

Segment Guaranteed Annual Interest Rate:	0%

Cumulative Guaranteed Indexed Interest Rate:	0%

Guaranteed Minimum Participation Rate:	100%

Guaranteed Minimum Segment Growth Cap:	5%

Guaranteed Minimum Segment Floor:	1%

Guaranteed Indexed Account Charge:	0.05%

Sweep Dates:	The 20th day of each calendar month

Segment Cut-off Date:	1 business day before the Sweep Date

Minimum Transfer Amount:	$25

The following describes the method used in calculating the indexed interest for each segment of this Indexed Account. Also, see Indexed Accounts section of Your policy.

Indexed Interest

At the end of each indexed interest period, indexed interest will be credited to the segment and is equal to the average segment value multiplied by the indexed interest rate.

Average Segment Value

For a given segment, the average segment value used in the calculation of Indexed Interest is the average of the values at the end of each segment month over the indexed interest period. A segment month ends on the same day each month as the segment start date.

Indexed Interest Rate

The indexed interest rate reflects any growth in the value of the index, subject to the segment growth cap and segment floor. The indexed interest rate is equal to the lesser of (a x b) - d or (c - d), but will never be less than (e), where:

a)	is the index growth rate for the indexed interest period and is determined by adding together, for all indexes shown above, the results obtained by multiplying each index change rate (calculated as described below) by its index weight shown above. The index change rate is calculated as (B divided by A) minus 1, where:

A = the final value of the index as of the day before the beginning of the indexed interest period; and

B = the final value of the index as of the day before the end of the indexed interest period;

The final value of an Index used in calculating the index change rate is the value determined by that Index’s provider as the Index’s final value on a business day. A business day is a day on which the New York Stock Exchange is open for business. If We need to determine the final value on any day that is not a business day, We will use the final value for the next business day following that day. If no final value is determined for any Index as of a business day, We will use the final value for the most recent preceding business day for which a final value was determined for that index.

The index change rate does not include gains in the index that come from dividends.

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b)	is the segment participation rate, which is the percentage of the index growth rate that is used to calculate the indexed interest;

c)	is the segment growth cap, which is the maximum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate;

d)	is the cumulative guaranteed indexed interest rate which is the segment guaranteed annual interest rate compounded annually for the number of years of the indexed interest period;

e)	is the segment floor, which is the minimum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate.

We will set the index weights, segment participation rate, segment growth cap, and segment floor for a new segment on the segment start date, subject to any guaranteed minimum amounts shown above. We guarantee that no index weight will ever be less than 10% and the sum of index weights will always equal 100%. Once these amounts are set by Us, they will not be changed during the segment term.

Indexed Interest at Policy Termination other than the end of Grace Period

If policy Termination occurs for any reason other than the end of Grace Period, indexed interest will be credited to open segments that have a segment start date that is greater than one year from the date of Termination and have not reached segment maturity. In these cases only, indexed interest will be one half of the guaranteed minimum segment floor multiplied by the average of the values at the end of each segment month since the segment start date.

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S & P Disclaimers

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by RiverSource Life Insurance Company (“RiverSource Life”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by RiverSource Life. RiverSource Life’s indexed accounts (collectively, the “Indexed Accounts”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of an Indexed Account or any member of the public regarding the advisability of investing in products generally or in the Indexed Accounts particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to RiverSource Life with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to RiverSource Life or the Indexed Accounts. S&P Dow Jones Indices have no obligation to take the needs of RiverSource Life or the owners of the Indexed Accounts into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Indexed Accounts or the timing of the issuance or sale of the Indexed Accounts or in the determination or calculation of the equation by which the Indexed Accounts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Indexed Accounts. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Indexed Accounts currently being offered as an investment option by RiverSource Life, but which may be similar to and competitive with the Indexed Accounts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC

COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY RIVERSOURCE LIFE, OWNERS OF THE INDEXED ACCOUNTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH

DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND RIVERSOURCE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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